EXHIBIT C

   ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
                               OR
        FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES
                 IN THE HOLDING COMPANY SYSTEM


WPS RESOURCES CORPORATION*
    - Wisconsin Public Service Corporation
         - WPS Leasing, Inc.
    - Upper Peninsula Power Company
    - WPS Visions, Inc.
    - WPS Energy Services, Inc.
    - Upper Peninsula Building Development Company
    - Penvest, Inc.
    - WPS Power Development, Inc.
         - PDI Stoneman, Inc.
              - Mid-American Power, LLC
                (66-2/3% owned by PDI Stoneman, Inc.)
         - PDI Operations, Inc.
         - Mid-American Power Ventures, LLC
            (75% owned by WPS Power Development, Inc.)
          - Neulite Industries of Wisconsin, LLC
            (50% owned by WPS Power Development, Inc.)




*  WPS Resources Corporation is the parent holding company.
   All affiliated companies listed are 100% owned except as noted otherwise.